Horizon Technology Finance Announces First Quarter 2023 Financial Results

- First Quarter 2023 Net Investment Income per Share of $0.46; NAV per Share of $11.34 -

- Debt Portfolio Yield of 16.3% -

- Grew Portfolio Year over Year by 39% to $715 Million -

- Horizon Platform Ends Quarter with Committed Backlog of $218 Million,
Including $187 Million in HRZN Commitments -

- Declares Regular Monthly Distributions Totaling $0.33 per Share -

Farmington, Connecticut – May 2, 2023 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“HRZN”, “Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

●	Net investment income (“NII”) of $13.0 million, or $0.46 per share, compared to $5.7 million, or $0.26 per share for the prior-year period
●	Total investment portfolio of $715.3 million as of March 31, 2023
●	Net asset value of $321.7 million, or $11.34 per share, as of March 31, 2023
●	Annualized portfolio yield on debt investments of 16.3% for the quarter
●	HRZN funded eight loans totaling $40.2 million
●	HRZN’s investment adviser, Horizon Technology Finance Management LLC (“HTFM”), originated $46.7 million through its lending platform (“Horizon Platform”), inclusive of the loans funded by Horizon
●	Raised total net proceeds of approximately $7.2 million with “at-the-market” (“ATM”) offering program
●	Experienced liquidity events from five portfolio companies
●	Cash of $43.5 million and credit facility capacity of $133.3 million as of March 31, 2023
●	Held portfolio of warrant and equity positions in 99 companies as of March 31, 2023
●	Undistributed spillover income of $0.81 per share as of March 31, 2023
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in July, August and September 2023
●	Horizon announced that HTFM, Horizon’s investment adviser, had entered into a definitive agreement to be acquired by an affiliate of Monroe Capital LLC, a premier boutique middle market asset manager

“In the face of an increasingly challenging macro environment, we were able to deliver NII of $0.46 per share for the quarter – once again exceeding our distributions – and a strong debt portfolio yield of over 16%, driven by the rising rate environment and our predictive pricing strategy,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We also selectively originated additional venture debt loans while maintaining a solid committed backlog of debt investments, many of which are subject to the achievement of certain milestones by our borrowers. Given our strong balance sheet and disciplined underwriting, we believe we can further prudently grow HRZN’s portfolio of debt investments.”

“While credit was impacted due to the macroeconomic uncertainty and volatility in the banking sector, we remain laser-focused on working with our portfolio companies to assist them in a difficult capital raising environment,” continued Mr. Pomeroy. “As we look ahead, we believe the Horizon Platform and HRZN continue to be well positioned to deliver additional value to its shareholders.”

First Quarter 2023 Operating Results

Total investment income for the quarter ended March 31, 2023 grew 97.4% to $28.0 million, compared to $14.2 million for the quarter ended March 31, 2022, primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio and an increase in the base rate for most of the Company’s variable rate debt investments.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended March 31, 2023 and 2022 was 16.3% and 12.4%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended March 31, 2023 were $14.8 million, compared to $8.4 million for the quarter ended March 31, 2022. The increase was primarily due to a $3.7 million increase in interest expense, a $1.0 million increase in the base management fee and a $1.6 million increase in the performance-based incentive fee.

Net investment income for the quarter ended March 31, 2023 was $13.0 million, or $0.46 per share, compared to $5.7 million, or $0.26 per share, for the quarter ended March 31, 2022.

For the quarter ended March 31, 2023, net realized loss on investments was $0.2 million, or $0.01 per share, compared to a slight net realized gain on investments, for the quarter ended March 31, 2022.

For the quarter ended March 31, 2023, net unrealized depreciation on investments was $7.5 million, or $0.26 per share, compared to $2.2 million, or $0.10 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of March 31, 2023, the Company’s debt portfolio consisted of 57 secured loans with an aggregate fair value of $684.6 million. In addition, the Company’s total warrant, equity and other investments in 101 portfolio companies had an aggregate fair value of $30.8 million. Total portfolio investment activity for the three months ended March 31, 2023 and 2022 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2023	2022
Beginning portfolio	$ 720,026	$ 458,075

New debt investments	47,008	94,485

Principal payments received on investments	(6,815)	(2,095)

Payment-in-kind interest on investments	1,204	—

Early pay-offs and principal paydowns	(32,941)	(12,050)

Accretion of debt investment fees	1,448	1,006

New debt investment fees	(300)	(925)

Proceeds from sale of investments	(6,520)	(21,280)

Net realized (loss) gain on investments	(168)	30

Net unrealized depreciation on investments	(7,537)	(2,237)

Other	(93)	—

Ending portfolio	$ 715,312	$ 515,009

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2023 and December 31, 2022:

($ in thousands)	March 31, 2023			December 31, 2022
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	9	$ 108,482	15.8%	8	$ 93,832	13.7%
3	38	483,615	70.6%	47	557,554	81.2%
2	7	87,206	12.7%	2	26,822	3.9%
1	3	5,251	0.9%	3	8,250	1.2%
Total	57	$ 684,554	100.0%	60	$ 686,458	100.0%

As of March 31, 2023 and December 31, 2022, Horizon’s loan portfolio had a weighted average credit rating of 3.0 and 3.1, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of March 31, 2023, there were three debt investments with an internal credit rating of 1, with an aggregate cost of $20.3 million and an aggregate fair value of $5.3 million. As of December 31, 2022, there were three debt investments with an internal credit rating of 1, with an aggregate cost of $20.9 million and an aggregate fair value of $8.3 million.

Liquidity and Capital Resources

As of March 31, 2023, the Company had $112.3 million in available liquidity, consisting of $43.5 million in cash and money market funds, and $68.8 million in funds available under existing credit facility commitments.

As of March 31, 2023, there was $15.0 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of March 31, 2023, there was $176.8 million in outstanding principal balance under the $200 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 5.57%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of HRZN, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC. The Notes bear interest at a fixed interest rate of 4.21% per annum. The reinvestment period of the Notes ended July 15, 2021 and the stated maturity is September 15, 2027. As of March 31, 2023, the Notes had an outstanding principal balance of $37.8 million.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ends November 15, 2024 and the stated maturity is November 15, 2030. As of March 31, 2023, the 2022 Notes had an outstanding principal balance of $100.0 million.

During the three months ended March 31, 2023, the Company sold 605,848 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $7.2 million, including $0.2 million of offering expenses, from these sales.

As of March 31, 2023, the Company’s net debt to equity leverage ratio was 124%, above the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 172%.

Liquidity Events

During the quarter ended March 31, 2023, Horizon experienced liquidity events from five portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments or partial paydowns, sale of owned assets or receipt of success fees.

In February, Canary Medical Inc. prepaid its outstanding principal balance of $7.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In February, Embody, Inc. paid its outstanding principal balance of $2.5 million on its venture loan, plus interest and end-of-term payment.

In February, HRZN received a partial paydown of $3.2 million on its venture loan to Unagi Inc.

In March, Alula Holdings, Inc. prepaid its outstanding principal balance of $13.9 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In March, F-Star Therapeutics, Inc. prepaid its outstanding principal balance of $5.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

Net Asset Value

At March 31, 2023, the Company’s net assets were $321.7 million, or $11.34 per share, compared to $280.0 million, or $11.68 per share, as of March 31, 2022, and $318.4 million, or $11.47 per share, as of December 31, 2022.

For the quarter ended March 31, 2023, net increase in net assets resulting from operations was $5.3 million, or $0.19 per share, compared to a net increase in net assets resulting from operations of $3.5 million, or $0.16 per share, for the quarter ended March 31, 2022.

Stock Repurchase Program

On April 28, 2023, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2024 or the repurchase of $5.0 million of the Company's common stock. During the quarter ended March 31, 2023, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through March 31, 2023, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

In April 2023, the Company sold 272,303 shares of common stock under the ATM offering program. For the same period, the Company received total accumulated net proceeds of approximately $3.1 million, including $0.1 million of offering expenses, from these sales.

IMV Inc. (“IMV”) (NASDAQ: IMV; TSX: IMV), announced on May 1, 2023 that the Nova Scotia Supreme Court has issued an initial order (the “Initial Order”) granting IMV and its subsidiaries protection under the Companies’ Creditors Arrangement Act (R.S.C., 1985, c. C-36) and IMV will seek the recognition of the Initial Order in the United States by filing a petition commencing proceedings under the Chapter 15 of the United States Bankruptcy Code.

Monthly Distributions Declared in Second Quarter 2023

On April 28, 2023, the Company’s board of directors declared monthly distributions of $0.11 per share payable in each of July, August and September 2023. The following table shows these monthly distributions, which total $0.33 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 15, 2023	June 16, 2023	July 14, 2023	$0.11
July 17, 2023	July 18, 2023	August 15, 2023	$0.11
August 16, 2023	August 17, 2023	September 15, 2023	$0.11
		Total:	$0.33

After paying distributions of $0.33 per share and earning net investment income of $0.46 per share for the quarter, the Company's undistributed spillover income as of March 31, 2023 was $0.81 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, May 3, 2023, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13737098. The Company recommends joining the call at least 10 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Austin, Texas, Chicago, Illinois, Reston, Virginia and Portland, Maine. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in HRZN’s filings with the Securities and Exchange Commission. HRZN undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	March 31,	December 31,
	2023	2022
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $724,162 and $721,248, respectively)	$ 714,466	$ 720,026
Non-controlled affiliate investments at fair value (cost of $0 and $0, respectively)	846	—
Total investments at fair value (cost of $724,162 and $721,248, respectively)	715,312	720,026
Cash	19,844	20,612
Investments in money market funds	23,698	7,066
Restricted investments in money market funds	2,987	2,788
Interest receivable	13,843	13,573
Other assets	2,554	2,761
Total assets	$ 778,238	$ 766,826

Liabilities
Borrowings	$ 439,645	$ 434,078
Distributions payable	9,365	9,159
Base management fee payable	1,059	1,065
Incentive fee payable	2,978	1,392
Other accrued expenses	3,508	2,684
Total liabilities	456,555	448,378

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 28,544,822 and 27,920,838 shares issued and 28,377,357 and 27,753,373 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	30	29
Paid-in capital in excess of par	393,312	385,921
Distributable earnings	(71,659)	(67,502)
Total net assets	321,683	318,448
Total liabilities and net assets	$ 778,238	$ 766,826
Net asset value per common share	$ 11.34	$ 11.47

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2023	2022
Investment income
Interest income on investments
Interest income on non-affiliate investments	$ 27,399	$ 13,853
Fee income on non-affiliate investments	638	351
Total investment income	28,037	14,204
Expenses
Interest expense	7,120	3,424
Base management fee	3,201	2,244
Performance based incentive fee	2,978	1,424
Administrative fee	440	362
Professional fees	658	577
General and administrative	445	344
Total expenses	14,842	8,375
Net investment income before excise tax	13,195	5,829
Provision for excise tax	184	100
Net investment income	13,011	5,729
Net realized and unrealized loss
Net realized (loss) gain on non-affiliate investments	(168)	30
Net realized (loss) gain on investments	(168)	30
Net unrealized depreciation on non-affiliate investments	(8,383)	(2,287)
Net unrealized appreciation on non-controlled affiliate investments	846	—
Net unrealized appreciation on controlled affiliate investments	—	50
Net unrealized depreciation on investments	(7,537)	(2,237)
Net realized and unrealized loss	(7,705)	(2,207)
Net increase in net assets resulting from operations	$ 5,306	$ 3,522
Net investment income per common share	$ 0.46	$ 0.26
Net increase in net assets per common share	$ 0.19	$ 0.16
Distributions declared per share	$ 0.33	$ 0.30
Weighted average shares outstanding	28,227,100	21,904,160